Exhibit 10.49

FIRST AMENDMENT TO THE OPERATING AGREEMENT

OF

GARDENS MEDICAL PAVILION, LLC

This FIRST AMENDMENT TO THE OPERATING AGREEMENT OF GARDENS MEDICAL PAVILION, LLC (this “Amendment”) is made and entered into effective as of October 20, 2010, among AW SFMOB Investor, LLC and AW SFMOB Managing Member, LLC (collectively, the “Contributing Members”), BH-AW Florida MOB Venture, LLC (“Joint Venture”), ORCO 2 LLC, and PGA ONC Partners, LLC (collectively, the “Tenant Members”).

WITNESSETH:

WHEREAS, Gardens Medical Pavilion, LLC, a Florida limited liability company (the “Company”), was formed pursuant to a Certificate of Formation filed with the Secretary of State of the State of Florida on January 17, 2007, and that certain Operating Agreement effective as of February 2, 2007 (the “Agreement”);

WHEREAS, the Contributing Members have assigned all of their limited liability company interest in the Company to the Joint Venture in exchange for an interest in the Joint Venture;

WHEREAS, on or promptly after the date hereof, the Company will pay in full certain outstanding indebtedness (the “Existing Debt”) owed to Principal Commercial Acceptance LLC for which the Company requires additional funds (the “Debt Payoff”);

WHEREAS, the Managing Members have prior to the date hereof discussed the Company’s need for capital to fund the Debt Payoff with the Tenant Members who have elected not to make any portion of such capital contributions;

WHEREAS, the Joint Venture has agreed to provide the full amount of the capital necessary in order for the Company to fund the Debt Payoff in a combination of priority capital and Additional Capital Contributions, on the terms set forth herein;;

WHEREAS, the Members desire to amend the Agreement as provided herein.

NOW, THEREFORE, the parties hereto hereby agree that the Agreement is amended as follows:

1.                                      Registered Office and Registered Agent.  Section 1.6 is hereby deleted in its entirety and replaced with the following:  “The Company’s registered agent for service of process and registered office in the State of Florida is Corporation Service Company located at 1201 Hays Street, Tallahassee, Florida 32301.

2.                                      Principal Place of Business.  The first sentence of Section 1.7 is hereby deleted in its entirety and replaced with the following:  “The Company’s principal place of business shall be located at 2801 PGA Boulevard, Suite 220, Palm Beach Gardens, Florida 33410.”

3.                                      Managing Members.  The definition of “Managing Members” in Section 2.2 is hereby deleted in its entirety and replaced with the following:

Managing Member: BH-AW Florida MOB Venture, LLC.

All references to “Managing Members” in the Agreement shall hereafter refer to “Managing Member.”

4.                                      Priority Capital Contribution.  On or as soon as practicable after the date hereof, the Joint Venture will contribute the amount of $15,000,000 to the Company (the “Priority Capital Contribution”).  The Company shall apply the proceeds of the Priority Capital Contribution to the Debt Payoff.  The Priority Capital Contribution shall bear a cumulative annual preferred return of 7% per annum, which is less than the current rate of interest being paid on the Existing Debt.  Notwithstanding the provisions of Section 5.1(a) and Section 5.1(b) of the Agreement, on and after the date hereof: (i) Net Cash Flow of the Company shall first be used to distribute to the Joint Venture an amount equal to a 7% cumulative annual preferred return thereon (the “Preferred Return”), before any Net Cash Flow is distributed in accordance with the provisions of Section 5.1(a) and Section 5.1(b) of the Agreement; and (ii) the proceeds from any Capital Transaction shall first be used to distribute to the Joint Venture an amount equal to the sum of (x) the amount of its unreturned Priority Capital Contribution and (y) any unpaid Preferred Return.  The Company intends to immediately seek third party debt financing to pay off the Priority Capital Contribution.

5.                                      Membership and Capital Contributions.

(a)                                 AW SFMOB Investor, LLC and AW SFMOB Managing Member, LLC have each transferred their Membership Interest to the Joint Venture.  The Joint Venture is hereby admitted as a Member.

(b)                                 Exhibit A of the Agreement shall be deleted in its entirety and replaced with the Exhibit A attached hereto.

(c)                                  The Joint Venture shall make on or as soon as practicable after the date hereof (and shall be credited with having made) an Additional Capital Contribution in an amount equal to the difference between the amount of the Priority Capital Contribution and the amount necessary to fully fund the Debt Payoff, which the Company shall use to make the Debt Payoff.  The Tenant Members acknowledge that they have elected not to fund their pro rata share of the Additional Capital Contribution called by the Company to make the Debt Payoff and waive any rights they might otherwise have under the Agreement in connection with such Additional Capital Contribution.

(d)                                 Subject to the provisions of the following sentence, as a consequence of the Additional Capital Contribution made by the Joint Venture to fund the Debt Payoff, the parties agree that the Percentage Interest of the Joint Venture will be as set forth on Exhibit A attached hereto.

6.                                      Tax Matters Partner.  Section 5.12 of Article V is amended to replace Brian K. Waxman as the tax matter partner with the Joint Venture as the sole tax matters partner.

7.                                      Limitations on Powers of Members.  The phrase “Except as expressly authorized by the Agreement” in Section 6.3 is hereby deleted in its entirety and replaced with the following phrase:  “Except in accordance with the terms of this Agreement or upon the approval by majority in interest of the Members if the Agreement is silent on the particular issue,”.

8.                                      Limitation on Managing Member’s Authority.  The phrase “unless the Major Decision is approved by the Members” in Section 7.2 is hereby deleted in its entirety and replaced with the following:  “unless the Major Decision is approved by the majority in interest of the Members.”

9.                                      Signing of Documents.  The following is added to the end of Section 7.6:  “The Managing Member may appoint Officers at any time.  The Officers shall exercise such powers and perform such duties as shall be determined from time to time by the Managing Member.”

10.                               Indemnification.  The following is added to the end of Section 7.8:  “Notwithstanding any of the preceding provisions of this Section 7.8, in no event shall the Company have any obligation under this Section 7.8 to provide indemnification to the extent that such indemnification is prohibited by the charter of Behringer Harvard Opportunity REIT II, Inc., a Maryland corporation.”

11.                               Books and Reports.  Notwithstanding the provisions of the Agreement, the Managing Member shall cause to be prepared and distribute to Behringer Harvard Florida MOB Member, LLC those reports and financial statements with respect to the Company’s operations it shall reasonably require from time to time.

12.                               Redemption.  The following is added to the beginning of the first sentence of Section 9.5(a):  “Subject to the approval of the Managing Member,”

13.                               Amendment to definition of Percentage Interest.  The definition of “Percentage Interest” in Section 2.2 is hereby deleted in its entirety and replaced with the following: “Percentage Interest: The percentage which a Member’s Capital Contributions bears to the total Capital Contributions made to the Company from time to time, as the same shall be adjusted and set forth on Exhibit A attached hereto from time to time.”

14.                               Amendments.  The first sentence of Article XII is hereby deleted in its entirety and replaced with the following:  “This Agreement may not be amended or modified by the Members without the consent of the majority in interest of the Members.”

15.                               Notices.  Notices to the Joint Venture, as a Member and the Managing Member, shall be provided to the following parties in accordance with Section 13.1:

BH-AW Florida MOB Venture, LLC
c/o Brian K. Waxman
2801 PGA Boulevard, Suite 200
Palm Beach Gardens, Florida 33410
Fax:                       (561) 689-1255

Behringer Harvard Florida MOB Member, LLC
15601 Dallas Parkway, Suite 600
Addison, Texas 75001
Attn:                    Executive Vice President of Real Estate
Fax:                       (214) 655-1610

Behringer Harvard Opportunity REIT II, Inc.
15601 Dallas Parkway, Suite 600
Addison, Texas 75001
Attn:                    Chief Legal Officer
Fax:                       (214) 655-1610

16.                               Special Financing Covenants.  Sections 13.8(b) and 13.8(f) shall be deleted in their entirety.

17.                               Tax Matters.  The Members intend for the Company to be treated as a partnership for federal income tax purposes.  The Tax Matters Member shall make all applicable elections, determinations and other decisions under the Code and applicable Treasury Regulations, including, without limitation, the deductibility of a particular item of expense and the positions to be taken on the Company’s tax return, and shall approve the settlement or compromise of all audit matters raised by the Internal Revenue Service affecting the Members generally.  The Members shall take reporting positions on their respective federal, state and local income tax returns consistent with the positions determined for the Company by Tax Matters Member.  The Managing Member shall cause all federal, state and local income and other tax returns to be timely filed by the Company after same are approved by Behringer Harvard Florida MOB Member, LLC, a Delaware limited liability company (“BH”), and shall, after receiving BH’s approval of such returns, be authorized to execute such returns (provided that the Managing Member shall, for so long as it diligently performs its obligations hereunder, not be responsible for the delays of BH or reputable accountants or auditors retained by the Managing Member or at the request of BH on behalf of the Company).

18.                               REIT Matters.  Notwithstanding anything to the contrary in this Agreement, (a) neither the Company nor any Member nor Manager (acting on the Company’s behalf) shall take any action which would cause BH (or its REIT affiliates) to (i) fail to qualify as a “real estate investment trust” (as defined under Sections 856 & 857 of the Code) or (ii) incur any additional taxes under Section 857 or Section 4981 of the Code (or any successor provisions), and (b) the Company shall conduct its business affairs in a manner so as to avoid incurring income that would not qualify under Sections 856(c)(2) and 856(c)(3) of the Code and will not acquire assets that would cause a violation of the asset test as described in Section 856(c)(4) of the Code.  The Members and Manager shall periodically consult with the other Members (or their designee) to ensure that any prospective transaction undertaken by the Company, or a Member acting on behalf of the Company, shall not cause BH (or its REIT affiliates) to fail to qualify as a REIT.  If the Members disagree as to whether any transaction will cause BH (or its REIT affiliates) to fail to qualify as a REIT (as defined under Sections 856 and 857 of the Code) or incur any additional taxes under Section 857 or Section 4981 of the Code (or any successor provisions), the reasonable determination of BH shall be final.

19.                               Accounting and Fiscal Year.  The books of the Company shall be kept on the accrual basis in accordance with GAAP and on a tax basis and the Company shall report its operations for tax purposes on the accrual method.  The fiscal year and federal income tax year of the Company shall end on December 31 of each year, unless a different tax year shall be required by the Code.

20.                               Ratification.  The parties hereby ratify and confirm the terms and provisions of the Agreement as modified by this Amendment, and the Agreement, as modified by this Agreement, remains in full force and effect.  This Amendment is limited as specified herein and shall not constitute a modification or waiver of any other provision of the Agreement.  This Amendment shall inure to the benefit of and be binding upon the Members and their respective permitted successors and assigns.

21.                               Governing Law.  This Amendment will be governed by and construed in accordance with the laws of the State of Florida (without regard to conflict of laws principles).

22.                               Defined Terms.  All capitalized terms used but not defined herein have the meaning assigned to such terms in the Agreement.

23.                               Counterparts.  This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

[The signature page follows.]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment to be effective as of the date first written above.

CONTRIBUTING MEMBERS

AW SFMOB INVESTOR, LLC, a Florida limited liability company

By:	/s/ Brian K. Waxman
Brian K. Waxman
Managing Member

By:	/s/ Peter J, Applefield
Peter J. Applefield
Managing Member

AW SFMOB MANAGING MEMBER, LLC, a Florida limited liability company

By:	Brian K. Waxman
Brian K. Waxman
Managing Member

By:	/s/ Peter J, Applefield
Peter J. Applefield
Managing Member

NEW MEMBER:

BH-AW FLORIDA MOB VENTURE, LLC,
a Delaware limited liability company

By:	/s/ Brian K. Waxman
Name:	Brian K. Waxman

Title:	President

TENANT MEMBERS:

ORCO 2, LLC

By:	/s/ Michael Leighton, M.D.
Name:	Michael Leighton, M.D.
Title:	Managing Director

PGA ONC Partners, LLC

By:	/s/ Robert J. Green
Name:	Robert J. Green
Title:	Managing Member

Exhibit A

Member	Percentage Interest	Capital Contributions

BH-AW Florida MOB Venture, LLC	88.661%	$7,503,639.94

ORCO 2 LLC	5.670%	$480,374.03

PGA ONC Partners, LLC	5.670%	$480,374.03